United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15
CERTIFICATION  AND  NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
                                                                        -----
THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.
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                                                Commission File Number 000-29527
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                      Adrenaline Nation Entertainment Inc.
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                   (Formerly Meelick Acquisition Corporation)
             (Exact name of registrant as specified in its charter)
            4985 Algonquin Trail Antioch, TN 37013    (615) 837-2165
            --------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         Common Stock,  par value $.001
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            (Title of each class of securities covered by this Form)
                                       NONE
                                    --------
    (Titles of all other classes of securities for which a duty to file reports under section
                             13(a) or 15(d) remains)
                             -----    -----

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]      Rule  12h-3(b)(1)(i)   [ ]
Rule 12g-4(a)(1)(ii) [ ]      Rule  12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)  [ ]      Rule  12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii) [ ]      Rule  12h-3(b)(2)(ii)  [ ]
                              Rule  15d-6 ----------


Approximate  number of holders of record as of the certification or notice date:
Sixty-Nine  (69)  Shareholders.
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Pursuant  to  the requirements of the Securities Exchange Act of 1934 Integrated
Information Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June  22,  2005               By:  /s/  John  J,  Furlow  Jr.
                                     -------------------------------
                                     John  J,  Furlow      Jr.
                                     Vice  Chairman,  Chief  Financial  Officer